UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

NN, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 1, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of NN, Inc., which will be held on Thursday, May 12, 2016, at 11:00 a.m., local time, at the Palm Beach Marriott Singer Island Beach Resort located at 3800 North Ocean Drive, Singer Island, Riviera Beach, Florida 33404.

Stockholders will be asked to vote on the matters described in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully before voting.

You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the enclosed proxy card; (ii) telephone; (iii) Internet; or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Richard D. Holder
President and Chief Executive Officer

NN, INC.

207 Mockingbird Lane

Johnson City, Tennessee 37604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Thursday, May 12, 2016, at 11:00 a.m., local time, at the Palm Beach Marriott Singer Island Beach Resort located at 3800 North Ocean Drive, Singer Island, Riviera Beach, Florida 33404 for the following purposes:

(1)	Elect the two Class III directors named herein to serve for a term of three years;

(2)	Cast an advisory (non-binding) vote to approve the executive compensation of our named executive officers;

(3)	Cast an advisory vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2016;

(4)	Approval of the Amended and Restated 2011 Stock Incentive Plan; and

(5)	Vote on any other business as properly may come before the Annual Meeting.

Our Board of Directors recommends a vote “FOR” Items 1, 2, 3 and 4, and for any business that may properly come before the Annual Meeting, pursuant to the discretion of the appointed proxies. Details regarding each of the first four items are contained in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 21, 2016. If you hold shares of our common stock at the close of business on March 21, 2016, you are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

William C. Kelly, Jr.
Secretary
Johnson City, Tennessee
April 1, 2016

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our performance during 2015, please review our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission, or the SEC, on March 15, 2016.

2016 Annual Meeting Information

Time and Date:	11:00 a.m., local time on Thursday, May 12, 2016

Location:	Palm Beach Marriott Singer Island Beach Resort, 3800 North Ocean Drive, Singer Island, Riviera Beach, Florida 33404

Record Date:	March 21, 2016

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 26,842,051 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in the future of the Company. You can vote using one of the following methods:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.

Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation
Proposal I	Election of the two Class III directors named herein to serve for a term of three years	“FOR”

Proposal II	Advisory (non-binding) vote to approve the compensation of our named executive officers	“FOR”

Proposal III	Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm	“FOR”

Proposal IV	Approval of the Amended and Restated 2011 Stock Incentive Plan.	“FOR”

Director Nominees

The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Position	Committee Memberships(1)	Independent
William Dries	64	2014	Director	AC, CC	Yes
David K. Floyd	55	—	Nominee	—	Yes

(1)	AC - Audit Committee; CC - Compensation Committee

Corporate Governance Summary

We are is committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability for our Board of Directors and management, and helps build public trust in us. Highlights of our corporate governance policies and practices include:

•	All independent directors, except for our Chief Executive Officer;

•	Independent presiding Chairman of the Board of Directors;

•	Standing committees consist entirely of independent directors;

•	Risk oversight by our Board of Directors and our standing committees;

•	Regular executive sessions of independent directors;

•	Executive compensation driven by pay-for-performance philosophy;

•	Majority voting for uncontested director elections;

•	Limits on directors’ service on other public company boards and audit committees;

•	New for 2015 - Executive clawback policy;

•	New for 2015 - Director and executive stock ownership guidelines; and

•	New for 2015 - Engagement of compensation consultant, Willis Towers Watson, to support our efforts of further aligning executive compensation with our stockholders’ interests.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: EACH OF THE ANNUAL REPORT, NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

NN, INC.

207 Mockingbird Lane

Johnson City, Tennessee 37604

Proxies are being solicited by the board of directors, or the Board, of NN, Inc. in connection with the 2016 Annual Meeting of Stockholders of NN, Inc., or the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement for the Annual Meeting, or this Proxy Statement, the enclosed proxy card and our 2015 Annual Report on Form 10-K to all stockholders beginning on or about April 1, 2016.

In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of our executive office is 207 Mockingbird Lane, Johnson City, Tennessee 37604. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.

Annual Meeting Date, Time and Location

The Annual Meeting will be held on Thursday, May 12, 2016 at 11:00 a.m., local time, at the Palm Beach Marriott Singer Island Beach Resort located at 3800 North Ocean Drive, Singer Island, Riviera Beach, Florida 33404.

Record Date

Stockholders of record of our common stock, par value $0.01 per share, or the common stock, as of the close of business on March 21, 2016, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 26,842,051 shares of common stock were issued and outstanding.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

Voting for Stockholders of Record

If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

If you vote by proxy and your proxy card is incomplete, or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR” Proposal I (Election of Directors), Proposal II (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers), Proposal III (Ratification of Selection of our Registered Independent Public Accounting Firm), and Proposal IV (Approval of the Amended and Restated 2011 Stock Incentive Plan) pursuant to the appointed proxy’s discretion for any other business properly brought before the Annual Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

Voting for Beneficial Owners

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.

If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal III (Ratification of Selection of our Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors), Proposal II (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers) or Proposal IV (Approval of the Amended and Restated 2011 Stock Incentive Plan). As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors, or the advisory vote on the executive compensation of our named executive officers.

Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. Our Inspector of Elections will tabulate the votes and determine whether a quorum is present. On the Record Date, there were 26,842,051 shares of common stock outstanding and entitled to vote. Thus, 13,421,026 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.

Election Process and Majority Voting Standard

Our bylaws provide that the number of directors will be determined by the Board, which has set the number at eight. There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Our bylaws to provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “FOR” the nominee than votes cast “AGAINST” the nominee to be elected. If a director is not elected, he or she has agreed to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within ninety days of the certification of the election results. A director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.

Soliciting Proxies

The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, our officers and employees without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and they will be reimbursed for any expenses that they incur.

Proxies

Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted “FOR” each of the nominees named herein for election to the Board named in this Proxy Statement, “FOR” the advisory (non-binding) resolution to approve the compensation of our named executive officers, “FOR” ratification of the selection of PricewaterhouseCoopers LLP to serve as our registered independent public accounting firm for 2016, and “FOR” approval of the Amended and Restated 2011 Stock Incentive Plan.

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity owning common stock, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own stock with multiple parties, each party should sign the proxy card. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Revoking a Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to NN, Inc., 207 Mockingbird Lane, Johnson City, Tennessee 37604, Attention: Secretary; or

•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.

Other Matters

The Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

Votes Required

Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “FOR” the nominee must exceed the votes cast “AGAINST” the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. If a nominee fails to receive more “FOR” votes than votes cast “AGAINST,” and is an incumbent director, the nominee is required to tender his or her resignation to the Board of Directors for consideration.

Proposal II: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of “no” votes on this matter. A broker non-vote will have no impact on the vote for this proposal.

Proposal III: Ratification of Selection of our Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of “no” votes on this matter. There will not be a broker non-vote with regard to this proposal.

Proposal IV: Approval of the Amended and Restated 2011 Stock Incentive Plan. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of “no” votes on this matter. A broker non-vote will have no impact on the vote for this proposal.

Submission of Stockholder Proposals

Any stockholder proposal intended to be presented at next year’s annual meeting of stockholders, including stockholder nominations for directors, must be received by us at our executive offices not later than December 2, 2016 in order to be considered for inclusion in our proxy statement and form of proxy for next year’s annual meeting of stockholders. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:

•	the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;

•	the number of NN shares owned;

•	the number of NN derivative securities owned;

•	whether the stockholder holds any proxy or other right to vote on behalf of another;

•	any short interest in any NN security;

•	any rights to dividends on NN shares that are separated or separable from the underlying NN shares;

•	any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the shareholder owns some or all of such entity;

•	any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;

•	any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;

•	any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and

•	any other information reasonably requested by NN.

Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the proxy statement for the 2017 Annual Meeting of Stockholders must be received by us in writing not less than 90 days and not more than 120 days prior to May 12, 2017 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2017 Annual Meeting of Stockholders on or between April 12, 2017 and July 11, 2017. All stockholder proposals should be sent to NN, Inc., Attention: Secretary, 207 Mockingbird Lane, Johnson City, Tennessee 37604.

Householding

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.

If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Secretary at 207 Mockingbird Lane, Johnson City, Tennessee 37604 or 423-434-8300. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Results of the 2016 Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, www.nninc.com, following the report’s filing the SEC within four business days of the Annual Meeting.

Proposal I: Election of Directors

Our Certificate of Incorporation provides for the division of the Board into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director elected at an annual meeting serves for a three-year term and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal.

Two Class III directors will be elected to the Board at the Annual Meeting. The Board has nominated for election William Dries, a current director, and David K. Floyd, a nominee to serve as a director. Mr. Floyd was nominated for election to the Board at the Board meeting held on March 22, 2016. Mr. Floyd, if elected, will replace Michael E. Werner who will be retiring effective as of the 2016 Annual Meeting. Additional information about each of these nominees and our other directors can be found under “Information about the Directors and Director Nominees” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships among any director, executive officer or person nominated or chosen to be a director or executive officer known to us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINATED DIRECTORS.

Information about the Directors and the Director Nominees

The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current or proposed term expires, and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions
William Dries	64	2014	2016	Director Nominee
Michael E. Werner(1)	71	1995	2016	Director
David K. Floyd	55	—	—	Nominee
G. Ronald Morris	79	1994	2017	Non-Executive Chairman, Director
Steven T. Warshaw	67	1997	2017	Director
Robert E. Brunner	58	2012	2018	Director
Richard D. Holder	53	2013	2018	Chief Executive Officer, President and Director
David L. Pugh	66	2012	2018	Director

(1)	As previously disclosed, Mr. Werner will be retiring effective as of the Annual Meeting.

William Dries has been a member of the Board since 2014. Mr. Dries previously served as Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a publicly held engineered industrial products manufacturer, prior to his retirement in 2011. Before assuming his role at EnPro in June 2002, Mr. Dries was affiliated with EnPro and Goodrich Corporation, the former parent company of EnPro, from September 2001. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries Limited, a machine and instrument manufacturer, where he was Senior Vice President and Chief Financial Officer, having previously served as Manager of Accounting and Senior Vice President of Finance and Controller. A certified public accountant, Mr. Dries was an audit principal for Ernst & Young in New York for eleven years before joining United Dominion. Mr. Dries is a director of TransDigm Group, Inc., a producer of aircraft components. Mr. Dries brings to the Board financial acumen and extensive experience working with public companies in the precision manufacturing and industrial sectors.

Michael E. Werner has been a member of the Board since 1995. Mr. Werner retired in 2009 from Werner & Associates, a management consulting firm that Mr. Werner co-founded in 1982 specializing in manufacturing companies. During the five years prior to starting his business, Mr. Werner served as Director of Strategic Planning and Business Development for the Uniroyal Chemical Company, a specialty chemical manufacturer. He also has held positions with the New York Central Company, Western Electric Company and The Continental Group. Mr. Werner brings to the Board strategic insight and knowledge of marketing and strategic planning processes developed through a consultant’s perspective. As previously disclosed, Mr. Werner will be retiring effective as of the 2016 Annual Meeting.

David K. Floyd was nominated for election to the Board at the Board meeting held on March 22, 2016. Mr. Floyd, if elected, will replace Michael E. Werner who will be retiring effective as of the 2016 Annual Meeting. Since 2012, Mr. Floyd has served as a Group President of Stryker Corporation, a leading global medical technology company. From 2007 to 2011, Mr. Floyd served as the U.S. President, and then Worldwide President, of Johnson & Johnson’s DePuy Orthopaedics. From 2005 to 2007, Mr. Floyd served as the General Manager, and then President, of the Spine Division of Abbott Laboratories. From 2004 to 2005, Mr. Floyd served as the President and Chief Executive Officer of AxioMed Spine Corporation, a medical device manufacturer. From 2000 to 2003, Mr. Floyd was the Vice President, U.S. Market, and then President, of Centerpulse Orthopedics Inc., a medical device manufacturer. Prior to that, Mr. Floyd held various leadership positions in sales, marketing and operations with OrthoLogic Corporation, Sulzer Orthopedics, Inc. and Zimmer, Inc., and has worked in the medical technology industry for over 28 years. Mr. Floyd was also a director of OrthoWorx, a business league founded to support the orthopedic industry, and served as its first Chief Executive Officer from 2011 to 2012. Mr. Floyd brings to the Board broad knowledge of the medical device industry, substantial executive leadership experience and extensive experience with strategy development, commercial operations, and mergers and acquisitions.

G. Ronald Morris has been a member of the Board since 1994. He was appointed Non-Executive Chairman of the Board on June 3, 2013. Mr. Morris retired in 1999 from Western Industries, Inc., a contract manufacturer of metal and plastic products where he served as President, Chief Executive Officer and director since 1991. From 1989 to 1991, Mr. Morris served as Chairman of the board of directors of Integrated Technologies, Inc., a manufacturer of computer software, and from 1988 to

1989, he served as Vice Chairman of Rexnord Corporation, a manufacturer of mechanical power transmission components and related products, including anti-friction bearings. From 1982 to 1988, Mr. Morris served as President and Chief Executive Officer of PT Components, Inc., a manufacturer of mechanical power transmission components and related products that was acquired by Rexnord Corporation in 1988. Mr. Morris has extensive executive leadership and board experience with technology, precision metal, plastic and bearing manufacturers. Mr. Morris brings to the Board substantial knowledge and expertise in product development and global manufacturing. He also brings invaluable insight and perspective to our strategic development.

Steven T. Warshaw has been a member of the Board since 1997. Mr. Warshaw retired in 2005 from M Cubed Technologies, a developer and manufacturer of advanced composite materials and ultra-precise electronic components and modules where he served as President and Chief Executive Officer since 2002. Prior to this position, he served as President of Hexcel Schwebel, a global producer of advanced structural materials, from 2000 to 2001. Mr. Warshaw served as Senior Vice President of Photronics, Inc., a global supplier to the semiconductor industry from 1999 to 2000. From 1996 to 1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Mr. Warshaw serves on the board of directors of Park Electrochemical Corp., a publicly held advanced materials manufacturing company. Mr. Warshaw brings to the Board considerable executive experience as well as providing the benefit of service on the board of directors of a publicly traded company. Mr. Warshaw has extensive knowledge and brings insights and perspectives from positions he has held in important areas, including global operations, product development, marketing and executive compensation.

Robert E. Brunner has been a member of the Board since 2012. Mr. Brunner served as Executive Vice President of Illinois Tool Works, Inc., an international manufacturer of highly engineered fasteners and components, equipment and consumable systems and specialty products, from 2006 until his retirement in 2011. Prior to this position, Mr. Brunner held the position of President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to this position, Mr. Brunner held a variety of positions within Illinois Tool Works, Inc., including positions in general management, operations management and sales & marketing. Mr. Brunner serves on the board of directors of Leggett & Platt, Incorporated, a publicly held diversified manufacturer of engineered components and products and Lindsay Corporation, a publically held global company focusing on providing irrigation and infrastructure solutions. Mr. Brunner brings to the Board broad industry knowledge, executive leadership experience and extensive experience with mergers and acquisitions. Additionally, his public company board experience is a valuable asset to the Board.

Richard D. Holder has been a member of the Board and President and Chief Executive Officer of the Company since 2013. Prior to joining us, Mr. Holder served as President of the Eaton Electrical Components Group of Eaton Corporation’s Electrical Sector from 2010 to 2013, Executive Vice President of Eaton Business Systems from 2007 to 2010, Vice President and General Manager of the Power Distribution and Assemblies Division from 2004 to 2006 and Vice President Supply Chain and Operational Excellence from 2001 to 2004. Prior to joining Eaton, Mr. Holder served as Director of Aircraft & Technical Purchasing for US Airways from 1999 to 2001. Prior to this position, Mr. Holder held a variety of leadership positions at Allied Signal Corporation, an aerospace, automotive and engineering company, and Parker Hannifin Corporation, a global motion and control technology manufacturer. Mr. Holder brings to the Board diverse experience in global supply chain management, operations, strategic development and execution and extensive experience in acquisition strategy and integration.

David L. Pugh has been a member of the Board since 2012. Mr. Pugh retired in 2011 as President and Chief Executive Officer and Chairman of the board of directors of Applied Industrial Technologies, a publicly held distributor of industrial products and services. Mr. Pugh joined Applied Industrial Technologies in 1999 as President and Chief Operating Officer. Prior to joining Applied Industrial Technologies, Mr. Pugh served as Senior Vice President of the Industrial Control Group of Rockwell International Corporation, a provider of industrial automation control and information solutions, which he joined in 1994. Prior to joining Rockwell, Mr. Pugh held various positions in sales, marketing and operations at Square D Company, a manufacturer of electrical components, and Westinghouse Electric. Mr. Pugh serves on the board of directors of Applied Industrial Technologies and Hexcel Corporation, a publicly held producer of advanced composites. Mr. Pugh also serves on the board of directors of R.W. Beckett Corporation, a premiere manufacturer of oil and gas burners. Mr. Pugh brings to the Board valuable executive leadership experience as well as specialized operational experience in global bearing distribution. Additionally, Mr. Pugh brings to the Board his previous experience on the board of directors of a publicly held company.

Compensation of Directors

Directors who are not employees of the Company are paid an annual retainer of $140,000, consisting of $70,000 of cash and $70,000 of shares of restricted stock, which vests one year from the date of grant. Our Non-Executive Chairman receives an additional retainer of $30,000, each Chairman of the Audit Committee and the Compensation Committee receives an additional retainer of $10,000 and the Chairman of the Governance Committee receives an additional retainer of $6,000. Mr. Holder, our President and Chief Executive Officer, is our only director who is also an employee of the Company. Mr. Holder does not receive any compensation for his service as a director. Directors may elect to defer some or all of the compensation they receive. We reimburse all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.

The table below provides information about the compensation our non-employee directors received during 2015.

Director Compensation Table For 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Mr. Brunner	67,600	108,960	—	—	176,560
Mr. Dries	72,600	102,150	—	—	174,750
Mr. Kennedy(2)	47,000	108,960	—	—	155,960
Mr. Morris	84,000	108,960	—	4,508	197,468
Mr. Pugh	63,000	108,960	—	—	171,960
Mr. Warshaw	72,000	108,960	—	—	180,960
Mr. Werner(3)	64,000	108,960	—	3,322	176,282

(1)	Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 4,800 shares of restricted stock awarded on March 19, 2015 to each of Messrs. Brunner, Morris, Pugh, Warshaw and Werner, and of 4,500 shares of restricted stock awarded to Mr. Dries and of 4,200 shares of restricted stock awarded to Mr. Kennedy. The restricted stock awards to directors vest in their entirety beginning on the first anniversary of the date of grant.
(2)	Mr. Kennedy resigned from the Board, effective October 21, 2015. In connection with Mr. Kennedy’s resignation, shares of unvested restricted stock previously granted to him were forfeited.
(3)	As previously disclosed, Mr. Werner will be retiring effective as of the Annual Meeting.

The following table sets forth information with respect to nonqualified deferred compensation of our directors during 2015.

Nonqualified Deferred Compensation For 2015

Name	Director Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Brunner	—	—	—	—	—
Mr. Dries	—	—	—	—	—
Mr. Kennedy(1)	—	—	—	—	—
Mr. Morris	—	—	4,508	—	440,135
Mr. Pugh	—	—	—	—	—
Mr. Warshaw	—	—	—	—	—
Mr. Werner(2)	—	—	3,322	—	378,122

(1)	Mr. Kennedy resigned from the Board, effective October 21, 2015.
(2)	As previously disclosed, Mr. Werner will be retiring effective as of the Annual Meeting.

Committees of the Board

Audit Committee. The Audit Committee consists of William Dries who serves as Chairman, and Messrs. Morris, Pugh and Werner. All members of the Audit Committee are independent as defined by Nasdaq rules and Mr. Dries has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:

•	oversee that management has maintained the reliability and integrity of our accounting policies, financial reporting and disclosure practices;

•	oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function;

•	oversee that management has established and maintains processes to assure compliance with all applicable laws, regulations and corporate policies including the Code of Conduct and Ethics statement;

•	engage our registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;

•	preapprove all permissible non-audit related services provided by the independent auditor;

•	review the independence of the independent accounting firm;

•	oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;

•	review the effectiveness of our accounting and financial controls with our registered independent public accounting firm;

•	review and discuss with management and the independent auditor the results of our annual audit and our quarterly financial statements;

•	review and recommend to the Board that the financial statements be included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;

•	review and approve earnings press releases; and

•	establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee has a written charter, which can be found on our website at www.nninc.com. The Audit Committee met seven times in 2015.

Compensation Committee. The Compensation Committee consists of Steven T. Warshaw, who serves as Chairman, and Messrs. Brunner, Dries and Pugh. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:

•	annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;

•	review and approve our executive compensation policies and practices;

•	supervise the administration of our employee benefit plans, including the 2005 Stock Incentive Plan and the 2011 Stock Incentive Plan;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;

•	review and approve annually for senior executives of the company: (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance agreements, and change in control agreements/provisions; and (e) special or supplemental benefits;

•	review annually the risks that arise from our compensation policies and determine whether such risks are reasonably likely to have a material adverse effect; and

•	review and assess our senior management succession plan on an annual basis.

The Compensation Committee has a written charter, which can be found on our website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met six times in 2015.

Governance Committee. The Governance Committee consists of Robert E. Brunner, who serves as Chairman, and Messrs. Warshaw and Werner. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:

•	review and recommend qualified candidates for membership on the Board;

•	establish procedures for the retirement or replacement of Board members;

•	establish a process and criteria for Board membership;

•	review a candidate’s qualifications and any potential conflicts with our interests;

•	assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;

•	establish a process and criteria for Committee membership and each Committee’s chair;

•	develop and maintain our Governance Principles;

•	oversee the process of providing information to the Board; and

•	provide oversight and review the Board performance on an annual basis.

In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders. The Governance Committee recently engaged a professional search firm to assist in identifying and evaluating candidates. Through such process, the Governance Committee identified David K. Floyd to be nominated for election to the Board. Mr. Floyd was nominated for election to the Board at the Board meeting held on March 22, 2016. Mr. Floyd, if elected, will replace Mr. Werner who will be retiring effective as of the 2016 Annual Meeting.

In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.

A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. Although diversity is a consideration in the Committee’s consideration of candidates, we do not have a formal policy regarding diversity. We do not discriminate against candidates on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis as prescribed by law. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider a director candidate’s experience, qualifications, attributes, and skills. The Governance Committee will also consider the candidate’s integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules. The Governance Committee will evaluate any director candidate nominated by stockholders according to the foregoing criteria and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement. No stockholder or group of stockholders who beneficially owned more than 5% of NN’s common stock for at least one year at the time of such recommendation has recommended candidates for election to the Board.

The Governance Committee has a written charter, which can be found on our website at www.nninc.com. The Governance Committee met four times in 2015.

The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Mr. Brunner		X	Chair
Mr. Dries	Chair	X
Mr. Morris	X		X
Mr. Pugh	X	X
Mr. Warshaw		Chair	X
Mr. Werner(1)	X		X

(1)	As previously disclosed, Mr. Werner will be retiring effective as of the Annual Meeting.

Board Leadership

The Board is responsible for overseeing that our business is managed to meet our strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the standing committees of the Board are chaired and comprised solely of independent Board members. During 2015, our independent, non-management directors regularly met without management present.

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by G. Ronald Morris, the Chairman of the Board and an independent director. Mr. Morris has served as our Chairman since 2013 and has performed the responsibilities prescribed to him by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.

The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Mr. Morris, a long-time independent director has extensive experience with technology, precision metal, plastic and bearing manufacturers and has deep knowledge about the Company, its operations and businesses, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute our strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.

Board Independence

Shares of our common stock are traded on the Nasdaq Global Select Market, and as such, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our Board and its Committees and the independence of each director. Based upon information requested from and provided by each director and nominee to become director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors or nominees to become director, other than Mr. Holder, who is our Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Furthermore, our Board has determined that Mr. Kennedy, who served on our Board during 2015 until his resignation on October 21, 2015, was an “independent” director under the Nasdaq Marketplace Rules. In making each of these determinations, our Board considered the relationships that each such director and nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence.

Board Oversight of Risk

The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board. Our Chief Compliance Officer is responsible for corporate risk management and reports directly to the Audit Committee on financial, accounting and regulatory matters.

The Board and its standing committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight.

The Board has delegated certain risk management responsibility to its standing committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of our accounting policies and financial reporting and disclosures. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board and the evaluation of Board members. The Compensation Committee is responsible for evaluating, approving and monitoring our executive compensation plans, policies and programs and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to our compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.

Attendance at Board and Committee Meetings

The Board met eight times in 2015. All current directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. While we do not have a policy requiring attendance by directors at the Annual Meeting, all of the current directors attended our annual meeting of stockholders in 2015.

Communicating with the Board

Stockholders and other interested parties may contact the Board, any of its standing committees, its independent directors, or any individual director by sending correspondence to NN, Inc., 207 Mockingbird Lane, Johnson City, Tennessee 37604, Attention: Secretary. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.

Code of Ethics

Our Board has adopted a Code of Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Ethics is available in the “About NN” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

Principles of Corporate Governance

The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.

Executive Clawback Policy

In March 2015, the Board adopted a clawback policy. Our clawback policy permits the Compensation Committee to recoup or “clawback” incentive compensation payments made to our executive officers. The policy provides that executive officers found to have caused or directly contributed to the need for a material restatement or engaged in willful misconduct or fraud will be required to repay any portion of their incentive compensation awarded during the three previous years that would not have been paid in light in light of such financial results, misconduct or fraud.

Director and Executive Stock Ownership Guidelines

In March 2015, the Board adopted stock ownership guidelines for our directors and executive officers. These guidelines are designed to align the Board’s and our executives’ long-term financial interests with those of stockholders. Our stock ownership guidelines require Mr. Holder, our Chief Executive Officer, to own NN stock worth five times his annual base salary and our other executive officers to own NN stock worth three times their respective annual base salaries. Non-employee directors are required to own NN stock worth three times their annual retainer of director fees. Each director and executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her target. Stock options do not count toward the ownership guideline.

Beneficial Ownership of Common Stock

Security Ownership of Management

The following table shows, as of March 21, 2016 and based on 26,842,051 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to us by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)
Richard D. Holder	189,952	(3)	*
James H. Dorton	136,623	(4)	*
L. Jeffrey Manzagol	20,810	(5)	*
Warren Veltman	20,005	(6)	*
James R. Widders	56,254	(7)	*
Robert E. Brunner	38,000	(8)	*
William Dries	26,700	(9)	*
G. Ronald Morris	147,200	(10)	*
David L. Pugh	97,300	(11)	*
Steven T. Warshaw	94,200	(12)	*
Michael E. Werner	78,220	(13)	*
David K. Floyd (nominee)	0		*
All directors, nominees and executive officers as a group (16 persons)	1,052,141		3.9%

*	Less than 1%
(1)	The address of each beneficial owner is c/o NN, Inc., 207 Mockingbird Lane, Johnson City, Tennessee 37604.
(2)	Computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Includes shares of common stock subject to options exercisable within 60 days of March 21, 2016 and shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power.
(3)	Includes 83,333 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(4)	Includes 74,167 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(5)	Includes 1,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(6)	Includes 1,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(7)	Includes 26,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(8)	Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(9)	Includes 2,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2015.
(10)	Includes 45,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(11)	Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(12)	Includes 45,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016.
(13)	Includes 45,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 21, 2016, and 5,287 shares of common stock owned by Mr. Werner’s spouse.

Security Ownership of Certain Beneficial Owners

The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 21, 2016 and based on 26,842,051 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Prudential Financial, Inc. (1)	3,181,412	11.9%
RBC Global Asset Management (U.S.), Inc. (2)	2,098,337	7.8%
Dimensional Fund Advisors LP(3)	1,659,380	6.2%
BlackRock, Inc. (4)	1,497,213	5.6%
Royce & Associates, LLC(5)	1,388,266	5.2%

(1)	Amount based on Schedule 13G filed on January 28, 2016 with the SEC by Prudential Financial, Inc., or Prudential. The Schedule 13G states that Prudential and certain of its affiliates have sole voting power with respect to 242,935 shares, shared voting power with respect to 2,938,477 shares, sole dispositive power with respect to 242,935 shares and shared dispositive power with respect to 2,938,477 shares. Jennison Associates LLC, or Jennison, filed a separate Schedule 13G on February 5, 2016 with the SEC reporting beneficial ownership of 2,940,727 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(2)	Amount based on Schedule 13G filed on February 3, 2016 with the SEC by RBC Global Asset Management (U.S.), Inc., or RBC Global. The Schedule 13G states that RBC Global shared voting power with respect to 1,862,313 shares and shared dispositive power with respect to 2,098,337 shares. The principal business address of RBC Global is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.
(3)	Amount based on Schedule 13G/A filed on February 9, 2016 with the SEC by Dimensional Fund Advisors LP. The Schedule 13G/A states that Dimensional Fund Advisors LP has sole voting power with respect to 1,593,236 shares and sole dispositive power with respect to 1,659,380 shares. The principal business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)	Amount based on Schedule 13G filed on January 28, 2016 with the SEC by BlackRock, Inc. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 1,447,594 shares and sole dispositive power with respect to 1,497,213 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street , New York, New York 10022.
(5)	Amount based on Schedule 13G filed on January 15, 2015 with the SEC by Royce & Associates LLC. The Schedule 13G states that Royce & Associates LLC has sole voting power and sole dispositive power with respect to 1,388,266 shares. The principal business address of Royce & Associates LLC is 745 Fifth Avenue, New York, New York 10151.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. These persons also are required by SEC regulations to furnish us with copies of all filed reports.

Based solely on its review of the copies of these reports furnished to us for the year ended December 31, 2015, we are not aware of any instance of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the common stock except that a Form 4 reflecting the disposition of shares by Mr. Warshaw on May 11, 2015 was inadvertently filed late.

Proposal II: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers

At the 2011 annual meeting of stockholders, our stockholders expressed their strong preference for an annual advisory (non-binding) vote to approve executive compensation. Accordingly, the Board determined that, every year until the next vote on the frequency of such advisory vote, which will occur in 2017, we will hold a vote to approve the executive compensation of our named executive officers on an advisory basis. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our goal is to structure our compensation arrangements for executive officers in a manner that will promote our profitability and enhance long-term stockholder value. In designing our compensation arrangements to achieve this goal, we are guided by the following objectives:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;

•	tying a significant portion of an executive officer’s compensation to our and the individual’s performance; and

•	directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements.

Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 25 through 30, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures discussed in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

Executive Summary

Introduction

Our Compensation Discussion and Analysis provides a detailed discussion of our executive compensation objectives, philosophy, policies and procedures, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. Our Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for 2015, who were:

Name	Title
Richard D. Holder	Director, President and Chief Executive Officer
James H. Dorton	Senior Vice President – Chief Financial Officer
L. Jeffrey Manzagol	Senior Vice President – General Manager, Precision Bearing Components Group
Warren Veltman	Senior Vice President – General Manager, Autocam Precision Components Group
James R. Widders	Senior Vice President – Integration and Corporate Transformation

Our compensation philosophy is to reward both short-term financial and operational successes and efforts that support long-term value creation. The following are the objectives of our compensation program:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;

•	tying a significant portion of an executive officer’s compensation to our and the individual’s performance; and

•	aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.

We have designed our compensation programs to reflect each of these objectives. In 2015, our named executive officers received a compensation package that consists of an annual base salary, non-equity incentive award opportunities and long-term equity incentive award opportunities. The components of our compensation that are tied to performance seek to reward both short-term and long-term results and to align the interests of our named executive officers and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving both short-term and long-term objectives without incentivizing executives to take excessive risks.

2015 Achievements and Value Creation

May 2015:	Acquired Caprock Manufacturing, Inc. and Caprock Enclosures, LLC, a privately held plastic components supplier located in Lubbock, Texas.

June 2015:	Completion of a follow-on offering of our common stock pursuant to which we raised approximately $150 million in net proceeds.

July 2015:	Received a global ball supplier award from NTN-SNR, a bearing manufacturer, based on overall performance in 2014. The award recognizes superior performance in the areas of high-precision quality, on-time delivery and world-class customer service.

October 2015:	Acquired Precision Engineered Products Holdings, Inc., a global manufacturer of highly engineered precision solutions serving the medical, electrical, automotive and aerospace end markets.

October 2015:	Opened a new precision ball plant in Ciudad Juarez in the Mexican state of Chihuahua in response to increasing demand and growth in auto manufacturing in Mexico.

November 2015:	Completed the sale of Delta Rubber Company, a wholly owned subsidiary, in line with our strategic plan.

Summary of 2015 Named Executive Officers’ Compensation

Base Salary

The following table indicates the base salaries we paid our named executive officers in 2015:

Name	Base Salary ($)
Mr. Holder	600,000
Mr. Dorton	353,363
Mr. Manzagol	316,546
Mr. Veltman	316,455
Mr. Widders	260,675

Non-Equity Incentive Compensation

Our annual non-equity incentive compensation is intended to compensate executive officers for achieving our annual financial and organizational goals. Our named executive officers were awarded the following non-equity incentive compensation in 2015:

2015 Non-Equity Incentive Compensation(1)
Name	Actual Award ($)	Actual Award as a % of Target Award Opportunity
Mr. Holder	271,200	57%
Mr. Dorton	99,825	57%
Mr. Manzagol	50,000	32%
Mr. Veltman	89,399	57%
Mr. Widders	73,641	57%

(1)	Generally, non-equity incentive compensation awarded in one fiscal year is paid in the first quarter of the next year. Non-equity incentive compensation awarded during 2015 was paid in March 2016.

Long-Term Incentive Compensation

In 2015, we significantly enhanced our executive compensation program by including in our long-term incentive compensation program performance stock units, or PSUs, that vest based on our total shareholder return, or the TSR Awards, relative to the S&P SmallCap 600 Index, and on our return on invested capital, or the ROIC Awards, over a three year performance period. The PSUs are a form of long-term incentive compensation designed to directly align the interests of executives to the interests of our stockholders and to create long-term stockholder value. The awards were made pursuant to our 2011 Stock Incentive Plan and a Performance Share Unit Agreement.

We also granted shares of restricted stock to our named executive officers in 2015. Restricted stock vests in three equal annual installments beginning on the first anniversary of the grant date. Shares of restricted stock were granted pursuant to our 2011 Stock Incentive Plan and a Restricted Stock Grant Agreement

The following PSUs and shares of restricted stock were awarded to the our named executive officers in 2015:

Name	PSUs (TSR Awards) (#)	PSUs (ROIC Awards) (#)	Restricted Stock (#)
Mr. Holder	14,665	14,665	24,665
Mr. Dorton	3,865	3,865	8,365
Mr. Manzagol	3,460	3,460	4,960
Mr. Veltman	3,460	3,460	5,460
Mr. Widders	2,850	2,850	6,050

2015 Say on Pay Analysis

In 2015, we held an annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay,” and approximately 90% of our stockholders present and voting at our 2015 Annual Meeting of Stockholders voted in favor of our compensation program. We believe our compensation program is effectively designed and working well in alignment with the interests of our stockholders and is instrumental to achieving our business strategy.

At this year’s Annual Meeting, we will again hold an annual advisory vote to approve our named executive officer compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive compensation, as well as feedback from stockholders throughout the course of such year. We intend to hold an advisory vote to approve named executive officer compensation annually, and intend to hold an advisory vote on the frequency of such advisory votes on named executive officer compensation at or before our 2017 Annual Meeting.

Risk Considerations

We structure our executive compensation arrangements in order to encourage executives to take appropriate risks designed to enhance our short-term performance and increase long-term stockholder value. We believe that providing a balanced mix of stock- and cash-based compensation arrangements tied to both our and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect.

With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.

•	Our non-equity incentive compensation for executive officers is designed to reward achievement of short-term performance metrics. Through a combination of plan design and management procedures, undue risk-taking is mitigated. Our non-equity incentive compensation is also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.

•	Awards under our long term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officers’ net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this negates any motivation to take inappropriate risks associated with business performance.

Executive Compensation Policies and Practices

Below, we summarize certain executive compensation practices, both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interest.

What We Do

•	Align executive pay with Company performance

•	Balance short-term and long-term incentives

•	Mitigate undue risk in compensation programs

•	Include vesting periods on equity awards

•	Utilize an independent compensation consulting firm which provides no other services

•	Provide reasonable post-employment/change in control provisions in employment agreements

•	New in 2015: Maintain executive stock ownership guidelines

•	New in 2015: Maintain an executive clawback policy

What We Don’t Do

•	Reprice underwater stock options

•	Exchange underwater stock options for cash

•	Grant multi-year guaranteed bonuses

•	Permit hedging or short-sale transactions by our executive officers and directors

What We Pay and Why: Elements of Compensation

We have three elements of total direct compensation: base salary, non-equity incentive compensation and long-term incentive compensation.

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies. It is our policy to compensate executives in a targeted range of approximately the 50th percentile of market of total direct compensation.

Generally, there are two situations that may warrant an adjustment to base salary:

•	Annual Merit Increases. All base salaries are reviewed annually for possible merit increases, but merit increases are not automatic or guaranteed. Any adjustments take into account the individual’s performance, responsibilities and experience, as well as fairness and external market practices.

•	Promotions or Changes in Role. Base salary may be increased to recognize additional responsibilities resulting from a change in an executive’s role or a promotion to a new position. Increases are not guaranteed for a promotion or change in role.

The following table indicates the base salaries for 2014 and 2015, and the percentage increase from the prior year for our named executive officers:

Name	2014 Base Salary	2015 Base Salary	Percent Increase
Mr. Holder	$500,000	$600,000	20.0%
Mr. Dorton	$315,000	$353,363	12.0%
Mr. Manzagol	$300,000	$316,546	5.5%
Mr. Veltman	$300,000	$316,455	5.5%
Mr. Widders	$230,000	$260,675	13.3%

Non-Equity Incentive Compensation

We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals. At the beginning of each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to our success in achieving our strategic plan. These goals include the following:

•	Financial Goals: Achieve our annual business plan;

•	Operational Excellence: Workplace safety; maintain and improve product quality; improve on-time delivery of products; and

•	Functional Excellence: Attract and develop talent; improve internal controls; successfully source, execute and integrate acquisitions.

The following table illustrates each named executive officer’s 2015 target award percentage, and the actual awards made:

Name	Target Award Opportunity as a % of Base Salary	Target Award Opportunity ($)	Actual Award ($)	Actual Award as a % of Target Award Opportunity
Mr. Holder	80%	480,000	271,200	57%
Mr. Dorton	50%	176,681	99,825	57%
Mr. Manzagol	50%	158,273	50,000	32%
Mr. Veltman	50%	158,228	89,399	57%
Mr. Widders	50%	130,338	73,641	57%

Long-Term Incentive Compensation

We provide performance-based long-term incentive compensation to certain employees, including our named executive officers, to directly tie the interests of these individuals to the interests of our stockholders. We believe that long-term equity compensation is an important retention tool. We also encourage stock ownership which we regard as important for commitment, engagement and motivation. In March 2015, our Board established stock ownership guidelines of five times annual base salary for our Chief Executive Officer, three times annual base salary for our other executive officers and three times the annual retainer of director fees, which acts to further align the interests of our directors and executive officers with those of our stockholders.

Historically, our long-term incentive compensation took the form of stock options and restricted share grants. In 2015, following a comprehensive review of our equity compensation program and with the assistance of Willis Towers Watson, the Compensation Committee eliminated the stock option element of our long-term equity incentive program for executives and replaced it with PSU’s that vest based on our TSR ranking relative to the constituents of the S&P SmallCap 600 Index and our ROIC over a three year performance period. Going forward, we intend to issue one-third of the annual equity awards granted as ROIC Awards, one-third as TSR Awards and one-third as shares of restricted stock, or RSU’s. The Compensation Committee introduced PSU’s to further strengthen the alignment of our executive long-term incentive compensation program with the long-term interest of our shareholders. The Compensation Committee chose the S&P SmallCap 600 Index as a relative TSR comparison group because it is a broad and stable index group that is comprised of companies with similar market capitalizations as ours.

The Compensation Committee determined that the TSR Awards will vest, if at all, upon our achieving a specified relative total shareholder return, which will be measured against the total shareholder return of the S&P SmallCap 600 Index during the period beginning on February 1, 2015 and ending December 31, 2017, or the Performance Period. The ROIC Awards will vest, if at all, upon our achieving a specified average return on invested capital during the Performance Period. If the PSUs do not vest at the end of the Performance Period, such PSUs will expire automatically. Upon vesting, the PSUs will be settled by the issuance of shares of common stock, subject to the executive’s continued employment through the vesting date. The actual number of shares of common stock that will be issued to each award recipient at the end of the Performance Period will be interpolated between a threshold and maximum payout amount based on actual performance results. No dividends will be paid on outstanding PSUs during the Performance Period; however, dividend equivalents will be paid based on the number of shares of common stock that are ultimately earned at the end of the Performance Period.

In 2015, the following PSUs and RSU’s were awarded to the Company’s named executive officers:

Name	PSUs (TSR Awards) (#)	PSUs (ROIC Awards) (#)	Restricted Stock (#)
Mr. Holder	14,665	14,665	24,665
Mr. Dorton	3,865	3,865	8,365
Mr. Manzagol	3,460	3,460	4,960
Mr. Veltman	3,460	3,460	5,460
Mr. Widders	2,850	2,850	6,050

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. We did not engage a compensation consultant to advise us with respect to our 2014 compensation decisions; however, after obtaining feedback from our institutional stockholders and other key stakeholders, and considering the results of our 2014 Say on Pay vote, the Compensation Committee engaged Willis Towers Watson to advise the Compensation Committee on our future compensation decisions. In late 2014, Willis Towers Watson began to review our compensation program, and the Compensation Committee has been working with the consultant in 2015 to refine certain elements.

Prior to our engagement of a compensation consultant or any other external advisor, and from time to time as the Compensation Committee deems appropriate, the Compensation Committee assesses the independence of such advisor from management, taking into consideration all factors relevant to such advisor’s independence, including the following factors specified in the NASDAQ listing standards:

•	Other services provided by the advisor’s firm;

•	Fees as a percentage of firm revenue;

•	Any policies and procedures maintained by the advisory firm to prevent or mitigate conflicts of interest;

•	Any business or personal relationship of the compensation advisor with a member of the compensation committee;

•	Any company stock owned by the compensation advisor; and

•	Any business or personal relationship of the compensation advisor with any of our executive officers.

Willis Towers Watson has provided the Compensation Committee with appropriate assurances and confirmation of its independent status pursuant to the factors indicated above. The Compensation Committee believes that Willis Towers Watson has been independent throughout its service for the Compensation Committee and that Willis Towers Watson does not have any conflicts of interest.

Compensation of our Executive Officers

We believe that our and our stockholders’ interests are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to our and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.

Compensation of the Chief Executive Officer

Our decisions regarding compensation of our Chief Executive Officer, or our CEO, are guided by the same policies and considerations that govern compensation of our other executive officers. The CEO’s salary is established and adjusted based upon three factors: individual performance, our financial performance, and peer group and total market. The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon the our financial performance as compared to our annual business plan and compares the CEO’s compensation to the peer companies at the 50th percentile of market of total direct compensation. Direct compensation is defined as base salary, bonus and awards under the long-term stock incentive plans. Additionally, on an annual basis, the CEO prepares a written succession plan that is reviewed by the Compensation Committee. This plan includes a plan of succession for the CEO and our other executive officers.

Peer Group Compensation Analysis

The Compensation Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of our executives because in light of our diverse mix of businesses, strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation. However, the Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Compensation Committee has worked with Willis Towers Watson to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Our peer group consists of the companies set forth below:

Blount International Inc.	Alamo Group, Inc.	Xerium Technologies Inc.	Lydall Inc.

CIRCOR International, Inc.	Handy & Harman Ltd.	ESCO Technologies Inc.	Gorman-Rupp Co.

Tennant Company	LB Foster Co.	Haynes International	Hardinge Inc.

Altra Industrial Motion Corp.	Twin Disc, Incorporated	RBC Bearings Inc.	Ampco-Pittsburgh Corp.

Columbus McKinnon Corporation

The Compensation Committee selected companies for inclusion in this peer group based on (i) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (ii) comparability of revenues, market capitalization, net income, total assets and number of employees.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer and certain other executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. No formal policy has been adopted with respect to minimizing the risk that compensation paid to its executive officers will exceed the deduction limit. Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forgo deductibility when it believes it is in our and our stockholders’ best interest.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management, and based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven T. Warshaw, Chairman

Robert E. Brunner

William Dries

David L. Pugh

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard D. Holder	2015	596,154	—	1,384,508	—	271,200	—	29,184	2,281,046
President and Chief	2014	500,000	—	490,750	232,750	500,000	—	20,864	1,744,364
Executive Officer	2013	278,846	189,583	235,000	498,000	—	—	10,422	1,211,851
James H. Dorton	2015	356,625	—	407,214	—	99,825	—	18,811	882,475
Sr. Vice President –	2014	315,000	—	137,410	37,240	217,060	—	21,837	728,547
Chief Financial Officer	2013	315,000	—	62,811	78,750	148,401	—	21,737	626,699
L. Jeffrey Manzagol	2015	312,341	—	307,149	—	50,000	—	16,365	685,855
Sr. Vice President –
General Manager,
Metal Bearing
Components Group
Warren Veltman	2015	324,266	—	318,497	—	89,399	—	10,277	742,441
Sr. Vice President –
General Manager,
Autocam Precision
Components Group
James R. Widders	2015	262,442	—	297,590	—	73,641	—	10,796	644,470
Vice President –	2014	230,000	—	98,150	27,930	161,762	—	17,388	535,230
General Manager,	2013	227,536	—	46,859	63,000	108,513	—	18,013	463,921
Precision Metal
Components Group

(1)	Amounts in the Stock Awards column represent the grant date fair values of shares of restricted stock, TSR Awards and ROIC Awards granted. The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals. The following tables reflect the grant date fair value of the PSUs at target, as well as the maximum grant date fair value if the highest level of performance is achieved. Additional information regarding the TSR Awards and ROIC Awards is set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016.

Grant Date Fair Value of TSR Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Holder	419,566	629,348
Mr. Dorton	110,578	165,866
Mr. Manzagol	98,991	148,486
Mr. Veltman	98,991	148,486
Mr. Widders	81,539	122,308

Grant Date Fair Value of ROIC Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Holder	368,971	553,457
Mr. Dorton	97,243	145,865
Mr. Manzagol	87,054	130,580
Mr. Veltman	87,054	130,580
Mr. Widders	71,706	107,559

(2)	Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718. Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016.
(3)	Generally, bonuses and non-equity incentive compensation is earned in one fiscal year are paid in the first quarter of the next year. Bonuses and non-equity incentive compensation earned during 2015 were paid in March 2016.
(4)	The following are included in this column for 2015:

(a)	The aggregate incremental cost to us of the following perquisites: car allowance, Company-matched contributions under a 401(k) savings plan, premium payments relating to supplemental disability insurance, imputed income relating to excess group term life insurance premiums and tax reimbursements related thereto. Not all of the listed perquisites or personal benefits were provided to each named executive officer.

(b)	Amounts include a car allowance for each of Messrs. Holder, Dorton, Manzagol, Veltman and Widders in the amount of $14,954, $3,877, $3,877, $3,600 and $3,877, respectively.

(c)	Amounts include a Company-matched contributions under a “401(k)” savings plan for each of Messrs. Holder, Dorton, Manzagol, Veltman, Widders in the amount of $5,300, $5,300, $5,300, $2,000 and $2,785, respectively. This 401(k) savings plan is open to substantially all of our U.S. employees and officers who have met certain service and age requirements.

(d)	Amounts include premiums relating to supplemental disability insurance for the benefit of Messrs. Holder, Dorton, Veltman and Widders in the amount of $2,863, $3,346, $3,177 and $3,116, respectively.

(e)	Amounts include $3,668 of country club membership dues for each of Messrs. Holder, Dorton and Manzagol.

(f)	Amounts include imputed income relating to excess group term life insurance premiums paid for the benefit of Messrs. Holder, Dorton and Manzagol in the amount of $2,346, $2564 and $3,445, respectively. Also includes a ta tax reimbursement amount related to such excess coverage paid to Messrs. Holder, Dorton and Manzagol in the amount of $53, $56 and $74, respectively.

(g)	Amount includes a contribution to a health savings account owned by Mr. Veltman in the amount of $1,500.

The following table sets forth information with respect to options granted during 2015 to the named executive officers.

Grants of Plan-Based Awards For 2015

			Estimated Future payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value Of Stock and Option Awards ($)(4)
Name	Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thresh- old ($)	Target ($)	Maxi- mum ($)
Mr. Holder
	Restricted Stock	3/19/2015	—	—	—	—	—	—	10,000	—	—	227,000
	Restricted Stock	4/30/2015	—	—	—	—	—	—	14,665	—	—	368,971
	TSR Award	4/30/2015	—	—	—	209,783	419,566	629,349	—	—	—	1,258,698
	ROIC Award	4/30/2015	—	—	—	129,140	368,971	553,457	—	—	—	1,051,568
	Non-equity Incentive Plan Award		245,760	480,000	2,160,000	—	—	—	—	—	—
Mr. Dorton
	Restricted Stock	3/19/2015	—	—	—	—	—	—	4,500	—	—	102,150
	Restricted Stock	4/30/2015	—	—	—	—	—	—	3,865	—	—	97,243
	TSR Award	4/30/2015	—	—	—	55,289	110,578	165,866	—	—	—	331,733
	ROIC Award	4/30/2015	—	—	—	34,035	97,243	145,865	—	—	—	277,143
	Non-equity Incentive Plan Award		90,461	176,681	795,066	—	—	—	—	—	—
Mr. Manzagol
	Restricted Stock	3/19/2015	—	—	—	—	—	—	1,500	—	—	34,050
	Restricted Stock	4/30/2015	—	—	—	—	—	—	3,460	—	—	87,053
	TSR Award	4/30/2015	—	—	—	49,495	98,991	148,486	—	—	—	296,972
	ROIC Award	4/30/2015	—	—	—	30,469	87,053	130,580	—	—	—	248,102
	Non-equity Incentive Plan Award		81,036	158,273	712,228	—	—	—	—	—	—
Mr. Veltman
	Restricted Stock	3/19/2015	—	—	—	—	—	—	2,000	—	—	45,400
	Restricted Stock	4/30/2015	—	—	—	—	—	—	3,460	—	—	87,053
	TSR Award	4/30/2015	—	—	—	49,495	98,991	148,486	—	—	—	296,972
	ROIC Award	4/30/2015	—	—	—	30,469	87,053	130,580	—	—	—	248,102
	Non-equity Incentive Plan Award		81,012	158,228	712,024	—	—	—	—	—	—
Mr. Widders
	Restricted Stock	3/19/2015	—	—	—	—	—	—	3,200	—	—	72,640
	Restricted Stock	4/30/2015	—	—	—	—	—	—	2,850	—	—	71,706
	TSR Award	4/30/2015	—	—	—	40,769	81,539	122,308	—	—	—	244,616
	ROIC Award	4/30/2015	—	—	—	25,097	71,706	107,559	—	—	—	204,362
	Non-equity Incentive Plan Award		66,733	130,338	586,519	—	—	—	—	—	—

(1)	Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under our Non-Equity Incentive Compensation program at targets established for each level. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received four and one-half times their target bonus amount. See “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Non-Equity Incentive Compensation” for more information regarding our bonuses.
(2)	Amounts represent the grant date fair value, as computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. Additional information regarding the PSUs are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016. See also “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Long-Term Incentive Compensation” for additional information regarding our PSUs, including information regarding performance criteria.

(3)	Amounts represent the grant date fair value, as computed in accordance with ASC Topic 718. Shares of restricted stock vest over a period of three years beginning on the first anniversary of the date of grant.
(4)	The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End 2015

		Option Awards					Stock Awards
Name	Grant/Award Type	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Holder	FY 2013 Option	66,667	33,333	—	9.40	6/3/2023	—	—	—	—
	FY 2013 RSU	—	—	—	—	—	8,333	132,828	—	—
	FY 2014 Option	8,333	16,667	—	19.63	3/19/2024	—	—	—	—
	FY 2014 RSU	—	—	—	—	—	16,667	265,671	—	—
	FY 2015 RSU-1	—	—	—	—	—	10,000	159,400	—	—
	FY 2015 RSU-2	—	—	—	—	—	14,665	233,761	—	—
	FY 2015 TSR Awards	—	—	—	—	—	14,665	233,761	—	—
	FY 2015 ROIC Awards	—	—	—	—	—	14,665	233,761	—	—
Mr. Dorton	FY 2006 Option	11,250	—	—	11.50	8/14/2016	—	—	—	—
	FY 2007 Option	11,250	—	—	12.12	5/25/2017	—	—	—	—
	FY 2008 Option	12,000	—	—	9.36	3/6/2018	—	—	—	—
	FY 2011 Option	12,000	—	—	14.13	5/26/2021	—	—	—	—
	FY 2012 Option	15,000	—	—	8.86	3/21/2022	—	—	—	—
	FY 2013 Option	10,000	5,000	—	9.97	3/25/2023	—	—	—	—
	FY 2013 RSU	—	—	—	—	—	2,100	33,474	—	—
	FY 2014 Option	1,333	2,667	—	19.63	3/19/2024	—	—	—	—
	FY 2014 RSU	—	—	—	—	—	4,667	74,392	—	—
	FY 2015 RSU-1	—	—	—	—	—	4,500	71,730	—	—
	FY 2015 RSU-2	—	—	—	—	—	3,865	61,608	—	—
	FY 2015 TSR Awards	—	—	—	—	—	3,865	61,608	—	—
	FY 2015 ROIC Awards	—	—	—	—	—	3,865	61,608	—	—
Mr. Manzagol	FY 2014 Option	1,000	2,000	—	22.12	11/6/2024	—	—	—	—
	FY 2014 RSU	—	—	—	—	—	4,533	72,256	—	—
	FY 2015 RSU-1	—	—	—	—	—	1,500	23,910	—	—
	FY 2015 RSU-2	—	—	—	—	—	3,460	55,152	—	—
	FY 2015 TSR Awards	—	—	—	—	—	3,460	55,152	—	—
	FY 2015 ROIC Awards	—	—	—	—	—	3,460	55,152	—	—
Mr. Veltman	FY 2014 Option	1,000	2,000	—	22.15	10/20/2024	—	—	—	—
	FY 2014 RSU	—	—	—	—	—	3,533	56,316	—	—
	FY 2015 RSU-1	—	—	—	—	—	2,000	31,880	—	—
	FY 2015 RSU-2	—	—	—	—	—	3,460	55,152	—	—
	FY 2015 TSR Awards	—	—	—	—	—	3,460	55,152	—	—
	FY 2015 ROIC Awards	—	—	—	—	—	3,460	55,152	—	—
Mr. Widders	FY 2011 Option-1	3,000	—	—	14.13	5/26/2021	—	—	—	—
	FY 2011 Option-2	5,000	—	—	12.99	6/2/2021	—	—	—	—
	FY 2012 Option	8,000	—	—	8.86	3/21/2022	—	—	—	—
	FY 2013 Option	8,000	4,000	—	9.97	3/25/2023	—	—	—	—
	FY 2014 Option	1,000	2,000	—	19.63	3/19/2024	—	—	—	—
	FY 2014 RSU	—	—	—	—	—	3,333	53,128	—	—
	FY 2015 RSU-1	—	—	—	—	—	3,200	51,008	—	—
	FY 2015 RSU-2	—	—	—	—	—	2,850	45,429	—	—
	FY 2015 TSR Awards	—	—	—	—	—	2,850	45,429	—	—
	FY 2015 ROIC Awards	—	—	—	—	—	2,850	45,429	—	—

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(2)	Shares of restricted stock vest in three equal annual installments beginning on the first anniversary of the date of grant. Performance share units granted on April 30, 2015 will, subject to the achievement of the performance goals applicable thereto, vest on December 31, 2017.
(3)	The market value of unvested shares of restricted stock and unvested shares issuable in respect of PSUs is based on the closing price of our common stock on the last day of fiscal year 2015, which was $15.94 and, with respect to PSUs, assumes target performance.

The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2015.

Option Exercises and Stock Vested During 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Holder	—	—	16,667	423,589
Mr. Dorton	15,000	201,010	6,534	155,546
Mr. Manzagol	—	—	2,267	34,209
Mr. Veltman	—	—	1,767	29,580
Mr. Widders	—	—	4,799	114,324

Employment and Change of Control Agreements with Named Executive Officers

Our named executive officers have written employment agreements to serve in their respective positions that extend automatically for successive one-year terms unless either party gives notice of termination. We may terminate each named executive officer’s employment with or without cause, but if terminated without cause, the executive would continue to receive his annual salary, paid on a monthly basis, for twelve months from the date of termination, plus a lump sum payment of $12,000 as a transition assistance payment. If the named executive officer has more than 12 years of service at the date of termination, such named executive officer will receive one additional month of salary paid for each year of service up to a maximum additional six months, if employed for 18 years or more. The employment agreements for each of our named executive officers also include a non-competition term that ends two years after the conclusion of each executive’s employment with the Company.

The employment agreements for each of our named executive officers have change of control provisions. These provisions state if a named executive officer’s employment is terminated within two years following a change of control, as defined in each named executive officer’s employment agreement, each named executive officer will receive a lump sum payment equal to a multiple of his annual salary plus a percentage of his median bonus available at his specific target percentage. Each named executive officer will receive a multiple of two-times the named executive officer’s annual salary following a change of control. Mr. Holder will receive 80% of his median bonus and Messrs. Dorton, Manzagol, Veltman and Widders will receive 50% of his median bonus following a change of control. Additionally, each named executive officer will receive a lump sum payment of $12,000 as a transition assistance payment.

The following table shows the compensation each named executive officer would have received under their respective employment agreements had a change in control occurred as of December 31, 2015.

Name	Cash Severance ($)(1)	TSR Awards ($)(2)	ROIC Awards ($)(2)	Total ($)
Mr. Holder	1,963,200	419,566	368,971	2,751,737
Mr. Dorton	995,232	110,578	97,243	1,203,053
Mr. Manzagol	853,365	98,991	87,053	1,039,409
Mr. Veltman	892,537	98,991	87,053	1,078,581
Mr. Widders	737,329	81,539	71,706	890,574

(1)	Amounts represents two times the named executive officer’s base salary plus a the named executive officer’s median bonus available at target percentage specified above, plus the named executive officer’s target annual bonus for the year of termination, plus a transition assistance payment.
(2)	The Performance Share Unit Agreements with respect to these awards provide that upon a change of control, all PSUs will be demed vested at target. Accordingly, amounts represent the vesting of PSUs at target performance levels. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant.

Compensation Committee Interlocks and Insider Participation

All compensation decisions during the fiscal year ended December 31, 2015 for each of the named executive officers were made by the Compensation Committee, consisting of Messrs. Warshaw, Dries, Pugh and Brunner, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or the Board.

Proposal III: Ratification of Selection of our Registered Independent Public Accounting Firm

PricewaterhouseCoopers LLP has been selected by the Audit Committee as our registered independent public accounting firm for 2016. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection of PricewaterhouseCoopers LLP. If the stockholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Fees Paid to Registered Independent Public Accounting Firm

During 2015, PricewaterhouseCoopers LLP provided us with audit and tax-related services. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit services rendered in connection with the financial statements and reports for fiscal years 2015 and 2014 and for tax-related services rendered during fiscal years 2015 and 2014 on our behalf, as well as all expenses incurred in connection with these services, which have been or will be billed to us.

	2015	2014
Audit Fees	$2,721,549	$1,839,359
Tax Fees	458,615	398,517
Other Fees	525,000	915,000

Total	$3,705,164	$3,152,876

In accordance with definitions and rules established by the SEC, “audit fees” are fees billed to us for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and “tax fees” are fees billed for tax compliance, tax advice and tax planning. “Other fees” in 2015 relate to financial and tax due diligence services performed in connection with our acquisition of Precision Engineered Products Holdings, Inc. “Other fees” in 2014 relate to financial and tax due diligence services performed in connection with our acquisition of Autocam Corporation.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by its registered independent public accounting firm prior to commencement of services. The Chairman of the Audit Committee has the authority to pre-approve such services up to a specified fee amount and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. Since the effective date of the SEC rules regarding strengthening auditor independence, all of the audit and tax services by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s policies and procedures.

Representatives of PricewaterhouseCoopers LLP will not be present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Proposal IV: Approval of the Amended and Restated 2011 Stock Incentive Plan

Introduction

The 2011 Stock Incentive Plan, or the Original Plan, originally was adopted by our Board of Directors on March 24, 2011 and approved by our stockholders on May 9, 2011. The Original Plan is the only compensation plan under which we grant stock options, restricted stock, performance share units and other equity-based awards to our employees. The purpose of the Original Plan is to provide a means for us to attract able persons to become and remain employees and directors of and consultants to us and our subsidiaries by providing them with long-term, equity-based incentive compensation. The objectives of the Original Plan are to strengthen the commitment of our employees, directors and consultants to our welfare and to align the interests of such individuals with our stockholders by promoting a focus on long-term increase in stockholder value.

Summary of Proposed Changes

Our Board of Directors has reviewed the Original Plan and has concluded to amend and restate the Original Plan (i) to allow our stockholders to approve the performance goals for purposes of compliance with IRC 162(m), and (ii) to make certain other technical amendments to the provisions of the Plan. Our Board of Directors has adopted the Amended and Restated 2011 Stock Incentive Plan, or the Plan, to effect these changes, subject to approval by our stockholders in a manner that complies with applicable law, the rules and regulations of the SEC, the rules and regulations of Nasdaq and IRC 162(m). Approval of this proposal will allow us to continue to make future awards under the Plan that are tax deductible in accordance with the performance-based compensation exception to IRC 162(m), as described more fully below.

NOTE WE ARE NOT ASKING STOCKHOLDERS

TO APPROVE ADDITIONAL SHARES UNDER THE PLAN.

IRC 162(m)

IRC 162(m) places a limit of $1,000,000 on the amount that we may deduct in any one taxable year for compensation paid to each of our “covered employees.” Our covered employees include our named executive officers. However the limitation on deductibility does not apply to compensation earned pursuant to certain performance-based awards, provided certain requirements are met. One of these requirements is that our stockholders must approve, and in certain cases, re-approve, the material terms of the performance goals underlying the performance-based award every five years.

IRC 162(m) requires re-approval of those performance goals after five years if a company’s compensation committee has retained discretion to vary the targets under the performance goals from year-to-year. The Compensation Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, we are seeking approval of the Plan, including the performance goals contained therein, in order to preserve our ability to deduct compensation earned by certain executives pursuant to performance-based awards that may be made in the future under the Plan.

Performance Criteria

The performance criteria to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria, and (ii) targeted level(s) of performance with respect to each business criterion. In the case of performance awards intended to meet the requirements of IRC 162(m), the business criteria used must be one of those specified in the Plan, although for other participants, the Committee may specify any other criteria. The business criteria specified in the Plan are: (i) return on capital, equity, or assets (including economic value created); (ii) productivity or operating efficiencies; (iii) cost improvements; (iv) cash flow; (v) sales revenue growth; (vi) net income, earnings per share, or earnings from operations; (vii) quality; (viii) customer satisfaction; (ix) comparable site sales; (x) stock price or total stockholder return; (xi) EBITDA or EBITDAR; (xii) after-tax operating income; (xiii) book value per share; (xiv) debt reduction; (xv) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or (xvi) any combination of the foregoing.

As noted in “Compensation Discussion and Analysis”, we believe the equity compensation aligns the long-term interests of our executive officers with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return.

The Plan became effective on March 22, 2016. If approved by our stockholders, the Plan will expire on May 24, 2021. If our stockholders do not approve the Plan, the Original Plan as in effect immediately prior to March 22, 2016, will continue to operate in accordance with its terms.

Summary of the Plan

The following is a summary of the detailed provisions of the Plan as proposed to be approved. The statements contained herein are qualified in their entirety by reference to the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

General

The Plan authorizes the Compensation Committee to grant to eligible persons the following types of equity-based awards: options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code; options to purchase common stock that do not qualify as incentive stock options, or ISOs, under the Code; restricted stock; stock appreciation rights, or SARs; PSUs; other stock-based awards; and cash awards.

Administration

The Compensation Committee will administer the Plan. Subject to the express terms of the Plan, the Compensation Committee will have full power and authority to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award. In addition, the Compensation Committee has the authority to interpret the Plan and the awards granted under the Plan, and establish rules and regulations for the administration of the Plan. All decisions, determinations, and interpretations of the Compensation Committee regarding the Plan and awards granted under the Plan will be final and binding on all participants and all other persons.

Participants

Any person who is an employee, director, consultant or other service provider of the Company or any subsidiary of the Company may be selected by the Compensation Committee to participate in the Plan.

Shares Available

As of December 31, 2015, the aggregate number of shares of common stock which may be made subject to all awards granted under the Plan is 827,000 shares. Any shares granted under options or SARs will be counted against the this limit on a one-for-one basis and any shares subject to other stock-based awards will be counted against this limit as 1.50 shares for every one share subject to such award. Shares subject to awards that terminate or lapse without the payment of consideration may be granted again under the Plan. The Plan provides that shares not issued or delivered as a result of the net settlement of an outstanding SAR or option, shares used to pay the exercise price or withholding taxes related to an outstanding award, or shares repurchased on the open market with the proceeds of the option price do not become available for issuance as future awards under the Plan. Annually, a participant is not permitted to receive awards in excess of 350,000 shares.

Types of Stock-Based Awards

Stock Options

The holder of an option will be entitled to purchase a number of shares of common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The Compensation Committee will establish the exercise price per share under each option, which will not be less than the fair market value (or 110% of the fair market value in the case of ISOs granted to individuals who own more than 10% of the common stock) of a share on the date the option is granted. The Compensation Committee will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant (or five (5) years in the case of ISOs granted to individuals who own more than 10% of our common stock). Options granted under the Plan may be either ISOs or options that are not intended to qualify as ISOs, nonqualified stock options.

Restricted Stock

The Compensation Committee may grant awards of restricted stock to eligible persons under the Plan. Upon the award of the restricted stock, we issue such stock to be held in a restricted book entry account in the name of the participant. The participant’s rights to the restricted stock are subject to certain transferability and forfeiture restrictions during a restricted period which commences on the date of grant of the restricted stock and expires from time to time in accordance with a schedule established by the Compensation Committee. While the restrictions are in place, the participant generally has the rights and privileges of a stockholder as to the restricted stock, including the right to vote the restricted stock and to receive dividends thereon. Upon the expiration of the restricted period, the restrictions are of no further force or effect with respect to the restricted stock, and we will remove the restrictions of such restricted book entry account. Each restricted stock award is to be evidenced by an agreement between us and the participant setting forth the applicable restrictions.

Stock Appreciation Rights

A SAR provides the holder with the right to receive the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. SARs may be granted to participants either in connection with an award of options, or tandem SARs, or independent of an award of options, or stand-alone SARs. The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of common stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value of one share on the exercise date over the option price per share multiplied by the number of shares covered by the option, or portion thereof, which is surrendered. The holder of stand-alone SARs will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares multiplied by the number of shares covered by the SAR. The Compensation Committee will establish the terms and conditions of SARs. The Compensation Committee will establish the exercise price per share under each stand-alone SAR, which will not be less than the fair market value of a share on the date the SAR is granted. The Compensation Committee will also establish the term of each SAR, which in no case may exceed a period of ten (10) years from the date of grant.

Options and SARs issued under the Plan may not be repriced, replaced, or regranted through cancellation in exchange for cash, other awards, or a new option or SAR at a reduced exercise or base price, or by lowering the exercise price of a previously granted option, except with the prior approval of the our stockholders or in connection with a change in the our capitalization.

Performance Share Units

The Compensation Committee is authorized to establish performance share unit programs and may grant awards of PSUs to eligible persons in accordance with such programs under the Plan. The Compensation Committee determines the number of performance share units to be granted to each eligible person who is selected to receive such an award. At the beginning of each performance measurement period, the Compensation Committee establishes written performance goals based on our financial objectives for such award period and a schedule relating the accomplishment of the performance goals to the performance share units to be earned by the participants. The performance goals may include absolute or relative growth in earnings per share or rate of return on stockholders’ equity or any other measurement of corporate performance and may be determined on an individual basis or by categories of participants. The Compensation Committee may adjust the performance goals during the award period to account for certain events affecting us. At the completion of the award period, the Compensation Committee calculates the number of shares of common stock earned with respect to each participant’s performance share unit award by multiplying the number of PSUs granted to the participant by a performance factor representing the degree of attainment of the performance goals. Payment of earned PSUs is made in the form of shares of common stock.

Other Stock-Based Awards

The Compensation Committee may grant restricted shares and awards that are valued in whole or in part based on the fair market value of shares (the “Other Stock-Based Awards”). The Compensation Committee will determine the form of the Other Stock-Based Awards and may impose terms and conditions on the grant of Other Stock-Based Awards. For example, the Compensation Committee may condition the awards on the completion of a specified period of service, the occurrence of an event, or the attainment of performance objectives.

Cash Bonuses

The Compensation Committee may grant cash bonuses in addition to other awards granted under the Plan. The Compensation Committee may determine the terms and conditions of the cash bonuses and the recipients of such cash bonuses. Any cash bonuses granted by the Compensation Committee to “covered employees” as defined in IRC 162(m) must meet the requirements of IRC 162(m). Annually, a participant is not permitted to receive cash bonuses in excess of $2,000,000.

Change of Control

In the event of a Change of Control (as defined in the Plan), the Compensation Committee may:

•	accelerate, vest, or remove restrictions on awards;

•	cancel awards for fair value as determined by the Compensation Committee;

•	issue substitute awards; and

•	allow all options to be exercised for a period of 10 days prior to the change of control.

Transferability of Awards

Unless otherwise provided by the Compensation Committee, awards granted under the Plan may only be transferred by will or the laws of descent and distribution.

No Right to Company Employment

Nothing in the Plan or an award agreement will interfere with or limit in any way our or our subsidiaries’ right to terminate any participant’s employment or service with us or our subsidiaries at any time or for any reason, with or without cause, nor will the Plan or an award itself confer upon any participant any right to continue his or her employment or service for any specified period of time. The Compensation Committee has no obligation to treat participants, holders, or beneficiaries of awards uniformly.

Amendment or Termination

The Compensation Committee may amend, change, or terminate the Plan, subject to the following:

•	Stockholder approval must be obtained to increase the total number of shares under the Plan or change the maximum number of shares for which an award may be granted to a participant.

•	Unless the amendment, change, or termination is due to compliance with the Code or other applicable laws, a participant must consent if it would materially adversely impair the participant’s rights under any award granted to the participant under the plan.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options

ISOs and non-qualified stock options, or NQSOs, are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs are not intended to comply with such requirements.

A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO until the later of two years following the option grant date and one year following exercise, the participant’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price). If a participant disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. We do not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as a NQSO described below.

A participant is not taxed on the grant of a NQSO. On exercise, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. The participant’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). The measure of the gain (or loss) on disposition is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the stock price on the exercise date). We do not receive a deduction for any such capital gain.

Restricted Stock

An award of shares of common stock that is limited in terms of transferability and is subject to a substantial risk of forfeiture (i.e., restricted stock) will not result in taxable income to the participant at the time of the grant. Prior to the lapse of either of the restrictions on the restricted stock, any dividends on such shares will be paid currently and will be treated as ordinary compensation income to the participant, subject to withholding. Upon the lapse of either of the restrictions, the participant will recognize ordinary compensation income in the amount of the fair market value of the shares of common stock at the time that the restriction lapses, less the amount paid for the shares, if any.

Alternatively, within 30 days after transfer of the restricted stock, a participant may make an election under Section 83(b) of the Code, which would allow the participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted stock on the date of such award determined as if the restricted common stock were not subject to restrictions. The employer is then entitled to a compensation-paid deduction in the same amount. The election is required to be written and delivered to both the Internal Revenue Service and the employer within that 30-day period. The participant is also required to confirm the election with the filing of the participant’s federal income tax return for the year in which the award is made. Failure to satisfy any of these requirements may invalidate the intended election. In the event of a valid Section 83(b) election, the participant will not recognize income at the time that the restrictions actually lapse. In addition, any appreciation or depreciation in the value of the stock and any dividends paid on the stock after a valid Section 83(b) election are not deductible by the employer as compensation paid. For purposes of determining the period of time that the participant holds the restricted stock, the holding period begins on the award date when a participant makes a Section 83(b) election. Further, any dividends received after the Section 83(b) election is made will constitute ordinary dividend income to the participant and will not be deductible by the employer. If the restricted stock subject to the Section 83(b) election is subsequently forfeited, however, the participant is not entitled to a deduction or tax refund with respect to the income recognized because of the election, but may take a capital loss with respect to the amount paid for the shares, if any.

We will be entitled to a deduction for the year in which the participant recognizes ordinary income with respect to the restricted stock in an amount equal to such income.

Stock Appreciation Rights

Generally, the holder of a stand-alone SAR will not recognize any taxable income at the time the stand-alone SAR is granted. If the stand-alone SAR is settled in cash, the cash will be taxable as ordinary income to the holder at the time that it is received. If the freestanding SAR is settled in shares, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the day they are received over any amounts paid by the holder for the shares.

With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the holder will be the same as discussed above relating to freestanding SARs. If the holder elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a NQSO (discussed above).

We will be entitled to a deduction equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise of a SAR.

Performance Share Units

The grant of PSUs will not result in taxable income to the participant at the time of the grant. At the time that we make a payment with respect to the PSUs, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock received. Wage withholding rules will apply.

We will be entitled to a deduction at the time of payment in an amount equal to such income.

Company Deduction and IRC 162(m)

We generally will be entitled to a deduction for federal income tax purposes as described above with respect to each type of award. For the individual serving as our chief executive officer at the end of the taxable year and for the individuals serving as our officers or a subsidiary of ours at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, IRC 162(m) limits the amount of compensation otherwise deductible by us and our subsidiaries for such year to $1,000,000 for each such individual, except to the extent that such compensation is “performance-based compensation.”

Compliance with Section 409A of the Code

The Compensation Committee will not grant, defer, accelerate, extend, modify, or pay out any award under the Plan in a manner that will impose additional tax under Section 409A of the Code upon a participant.

Common Stock Price

The last sale price of our common stock on December 31, 2015, as reported by the Nasdaq Global Select Market, was $15.94 per share.

Award Payments

Past Award Payments

The following table sets forth information regarding the number of equity and cash based awards that were made under the Original Plan during 2015, to (i) each of our named executive officers, (ii) all named executive officers as a group, (iii) all directors, who are not executive officers, as a group, and (iv) all employees, who are not named executive officers, as a group. There is no applicable disclosure to be made with regard to any associate of our directors, director nominees, and executive officers or any other recipient of 5% or more of the awards.

Name	Non-Equity Incentive Compensation ($)	PSUs (TSR Awards)	PSUs (ROIC Awards)	Restricted Stock	Options
Mr. Holder	271,200	14,665	14,665	14,665	—
Mr. Dorton	99,825	3,865	3,865	3,865	—
Mr. Manzagol	50,000	3,460	3,460	3,460	—
Mr. Veltman	89,399	3,460	3,460	3,460	—
Mr. Widders	73,641	2,850	2,850	2,850	—
All named executive officers as a group	584,065	28,300	28,300	28,300	—
All directors, who are not executive officers, as a group	—	—	—	32,700	—
All employees, who are not named executive officers, as a group	333,579	35,775	35,775	114,475	54,600

Future Award Grants

The granting of equity-based awards under the Plan is at the discretion of the Compensation Committee. The Compensation Committee has not yet determined any additional awards that will be granted under the Plan to the persons and groups of persons identified in the preceding table. See “Executive Compensation — Grant of Plan Based Awards” for information regarding the restricted stock and performance stock units granted in 2015 to our named executive officers. See “Compensation Discussion and Analysis — Non-Equity Incentive Compensation,” “Compensation Discussion and Analysis — Long Term Incentive Compensation” and “Executive Compensation — Summary Compensation Table” for information regarding our recent practices with respect to awards under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Audit Committee Report to Stockholders

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Management has the responsibility for preparation of our financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.

The Audit Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP, our registered independent public accounting firm, the audited financial statements of the Company for 2015; has discussed with PricewaterhouseCoopers LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees; has received from the registered independent public accounting firm the written disclosures and letter required by PCAOB Rule 3526; and has discussed with the registered independent public accounting firm their independence, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company was compatible with maintaining PricewaterhouseCoopers LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 15, 2016.

Members of the Audit Committee:

William Dries, Chairman
G. Ronald Morris
David L. Pugh
Michael E. Werner

Certain Relationships and Related Transactions

Except as noted below, we did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. We have adopted a written policy, however, on conflicts of interest, which appears in our Code of Ethics. The Code of Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.

John C. Kennedy, a director in 2015, resigned from the Board of Directors, effective October 21, 2015. Prior to January 1, 2015, we engaged in several transactions with Mr. Kennedy, which required performance by us or Mr. Kennedy or parties related to Mr. Kennedy in 2015.

On August 29, 2014, we completed our acquisition of Autocam Corporation, or Autocam, for an aggregate purchase price of $300.0 million. Mr. Kennedy was the founder and largest shareholder of Autocam and served until the closing of the acquisition as a director and it’s Chief Executive Officer. We entered into certain transactions with Mr. Kennedy and affiliates of Mr. Kennedy in connection with our acquisition of Autocam.

In connection with our acquisition of Autocam, we entered into an escrow agreement, an indemnity agreement, a non-competition and non-disclosure agreement and a stockholders’ agreement with Mr. Kennedy. Pursuant to the terms of the escrow agreement and indemnity agreement, Mr. Kennedy may be required to forfeit shares of our common stock owned (or cash in lieu of stock) to satisfy certain post-closing escrow claims. Pursuant to the terms of the non-competition and non-disclosure agreement, Mr. Kennedy is restricted from competing against us for three years following the closing of the Autocam acquisition and agreed to customary confidentiality and non-solicitation provisions. Pursuant to the terms of the stockholders’ agreement, shares of the Company’s common stock owned by Mr. Kennedy are subject to transfer restrictions and registration rights.

Additionally, Autocam and Autocam Medical Devices, LLC, or Autocam Medical, entered into a transition services agreement immediately following our acquisition of Autocam. Mr. Kennedy owns a controlling interest in Autocam Medical in addition to serving as a director and its President and Chief Executive Officer. Pursuant to the terms of this transition services agreement, Autocam provides certain transition services to Autocam Medical until August 29, 2015 in consideration for monthly payments of $62,500. Autocam Medical may, in its sole discretion, extend the term of the transition services agreement for an additional twelve month period. We and Autocam Medical are also parties to an agreement whereby we are permitted to utilize a private aircraft owned by Autocam Medical for purposes of transporting our executives on Company-related business. We paid Autocam Medical approximately $100,750 for such services in 2015.

Prior to the closing of the Autocam transaction, Autocam employed Mrs. Nancy Kennedy, Mr. Kennedy’s wife, as Quality Auditor/Continuous Improvement Coordinator. Mr. Kennedy’s wife was employed by Autocam on a part-time basis in 2015.

Annual Report

Our Annual Report on Form 10-K for the year ended December 31, 2015 is being mailed together with this Proxy Statement. Exhibits to our Annual Report on Form 10-K may be obtained by contacting our Secretary at 207 Mockingbird Lane, Johnson City, Tennessee 37604.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

William C. Kelly, Jr.
Secretary

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX A

NN, Inc.

Amended and Restated 2011 Stock Incentive Plan

RECITALS:

WHEREAS, the 2011 Stock Incentive Plan originally was adopted by our Board of Directors and approved by the stockholders on May 9, 2011;

WHEREAS, it is now desired to amend and restate the 2011 Stock Incentive Plan in its entirety to allow our stockholders (i) to approve the performance goals for purposes of compliance with Section 162(m) of the Internal Revenue Code, and (ii) to make certain other technical amendments to the provisions of the Plan;

WHEREAS, Section XV of the 2011 Stock Incentive Plan provides that the 2011 Stock Incentive Plan may be amended; and

NOW, THEREFORE, the 2011 Stock Incentive Plan is hereby amended and restated, effective as of May 12, 2016, as follows:

I. Purpose of the Plan. The purpose of the NN, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”) is to aid NN, Inc., a Delaware corporation (the “Company”), and its Affiliates (defined below) in recruiting and retaining key employees, directors, consultants and other service providers of outstanding ability and to motivate such employees, directors, consultants and other service providers to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards (defined below). The Company expects that it will benefit from the added interest which such key employees, directors, consultants and other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

II. Definitions. The following capitalized terms used in the Plan have the respective meanings set forth in this Section II:

“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

“Affiliate” means with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

“Award” means an Option, Stock Appreciation Right, cash bonus, or Other Stock-Based Award granted pursuant to the Plan.

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence with respect to the Company of any of the following events: (i) a change in the ownership of the Company; (ii) a change in the effective control of the Company; (iii) a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this definition, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Company, or the Participant’s relationship to the Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Committee” means the Compensation Committee of the Board (or a subcommittee thereof as provided under Section 4), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

“Company” has the meaning set forth in Section I.

“Covered Employee” means an individual who is, with respect to the Company, an individual defined in Section 162(m)(3) of the Code, or any successor provision thereto.

“Disability” means Disability as defined for purposes of Section 409A of the Code. In a dispute, the Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

“Effective Date” means March 24, 2011.

“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s service as a consultant or other service provider, if the Participant is a consultant or other service provider to the Company or its Affiliates, and (iii) a Participant’s service as an non-employee director, if the Participant is a non-employee member of the Board.

“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then the closing price on the principal national securities exchange on which such Shares are listed or admitted to trading, or, (ii) if the Shares are not listed or admitted to trading or quotation on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or (iii) if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith pursuant to the reasonable application of a reasonable valuation method under Treasury Regulation Section 1.409A-1(b)(5)(iv)(B). With respect to (i) and (ii) above, if no sale of Shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

“ISO” means an Option that is also an incentive stock option granted pursuant to Section VI.D of the Plan.

“Option” means a stock option granted pursuant to Section VI of the Plan.

“Option Price” means the purchase price per Share of an Option, as determined pursuant to Section VI.A of the Plan.

“Other Stock-Based Awards” means Awards granted pursuant to Section VIII of the Plan.

“Participant” means an employee, director, consultant or other service provider of the Company or any of its Affiliates who is selected by the Committee to participate in the Plan.

“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section VIII.B of the Plan.

“Permitted Holders” means, as of the date of determination, any and all of an employee benefit plan (or trust forming a part thereof) maintained by (i) the Company, or (ii) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

“Person” means a “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

“Plan” has the meaning set forth in Section I.

“Qualified Performance-Based Award” means (i) any Option or Stock Appreciation Right granted under Section X of the Plan, or (ii) any other Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Measures as set forth in Section X.

“Qualified Performance Measures” means one or more of the performance measures listed in Section X.B upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

“Shares” means shares of common stock of the Company.

“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section VII of the Plan.

“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

III. Shares Subject to the Plan. Subject to Section XI of the Plan, the total number of Shares which may be issued under the Plan is 2,500,000. The total number of Shares available for issuance under the Plan will be reduced by 1.50 Shares for each Share delivered in settlement of Other Stock-Based Awards and one (1) Share for each Share delivered in settlement of an Option or a Stock Appreciation Right. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards that terminate or lapse without the payment of consideration may be granted again under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the Option Price. Any Shares that become available for grant pursuant to this Section III shall be added back as one Share if such shares were subject to Options or Stock Appreciation Rights, and as 1.50 Shares if such shares were subject to Other Stock-Based Awards.

IV. Administration. The Plan shall be administered by the Committee. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or advisable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, any of its Affiliates or any of their respective predecessors, or any entity acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee shall require payment of any minimum amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, vesting or grant of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such minimum withholding taxes by (i) delivery in Shares, or (ii) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable minimum withholding taxes. The terms of this Section 4 are subject to the limitations set forth in Section V.B.

V. Limitations.

A. Term of Awards. No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

B. Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

VI. Terms and Conditions of Options. Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A. Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in assumption or substitution of previously granted awards, as described in Section IV provided that such assumption or substitution is described in Treasury Regulation Section 1.409A-1(b)(5)(v)(D)). The terms of this Section 6(a) are subject to the limitations set forth in Section V.B.

B. Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted. Each Award agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award agreements, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

C. Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section VI of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company to the extent permitted by law, (i) in cash or its equivalent (e.g., by personal check) at the time the Option is exercised, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and partly in Shares (as described in (ii) above), (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, or (v) to the extent the Committee shall approve in the Award agreement or otherwise, through “net settlement” in Shares. In the case of a “net settlement” of an Option, the Company will not require a cash payment of the Option Price of the Option set forth in the Award agreement, but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that have a Fair Market Value that does not exceed the aggregate Option Price set forth in the Award agreement. With respect to any remaining balance of the aggregate Option Price, the Company shall accept a cash payment. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

D. ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

E. Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

VII. Terms and Conditions of Stock Appreciation Rights.

A. Grants. The Committee may also grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine), and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section VII (or such additional limitations as may be included in an Award agreement).

B. Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of a Stock Appreciation Right granted in assumption or substitution of previously granted awards, as described in Section IV; provided that such assumption or substitution is described in Treasury Regulation Section 1.409A-1(b)(5)(v)(D)); provided, however, that, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to a Stock Appreciation Right granted independent of an Option. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date on which a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), as set forth in the Award agreement or as otherwise permitted by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. The terms of this Section 6(a) are subject to the limitations set forth in Section V.B.

C. Limitations. The Committee may impose, in its sole discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

VIII. Other Stock-Based Awards.

A. Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

B. Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section VIII may be based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (“Performance-Based Awards”). The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify. In connection with such certification, the Committee, or its delegate, may decide that the amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula; provided that the Committee shall have the authority to waive any applicable performance goals. In the event the applicable performance goals are not waived by the Committee, payment of a Performance-Based Award will occur only after certification and will be made as determined by the Committee in its sole discretion after the end of the applicable performance period. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to a Performance-Based Award, except to the extent the applicable performance goals have been met.

IX. Plan Cash Bonuses. While cash bonuses may be granted at any time outside this Plan, cash awards may also be granted in addition to other Awards granted under the Plan and in addition to cash awards made outside of the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom cash bonuses under the Plan shall be granted and the amount, terms and conditions of those cash bonuses. Notwithstanding anything to the contrary in this Plan, no Covered Employee shall be eligible to receive a cash bonus granted under the Plan in excess of the Section 162(m) Exemption in any fiscal year; no cash bonus shall be granted pursuant to this Plan to any Covered Employee unless the cash bonus constitutes a Qualified Performance-Based Award, and no cash bonus awarded pursuant to the Plan shall be paid later than 2 1⁄2 months after the end of the calendar year in which such bonus was earned.

X. Performance Goals for Certain Section 162(m) Awards.

A. 162(m) Exemption. This Plan shall be operated to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption. With respect to any Covered Employee, the maximum annual number of Shares in respect of which all Qualified Performance-Based Awards may be granted under Section 10 of the Plan is 350,000 and the maximum annual amount of all Qualified Performance-Based Awards that are settled in cash and that may be granted under Section 10 of the Plan in any year is $2,000,000.

B. Qualified Performance-Based Awards. When granting any Award other than Options or Stock Appreciation Rights, the Committee may designate the Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to that Award, and the Committee wishes the Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for the Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Measures, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a Subsidiary: (i) return on capital, equity, or assets (including economic value created); (ii) productivity or operating efficiencies; (iii) cost improvements; (iv) cash flow; (v) sales revenue growth; (vi) net income, earnings per share, or earnings from operations; (vii) quality; (viii) customer satisfaction; (ix) comparable site sales; (x) stock price or total stockholder return; (xi) EBITDA or EBITDAR; (xii) after-tax operating income; (xiii) book value per Share; (xiv) debt reduction; (xv) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or (xvi) any combination of the foregoing.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company or any Subsidiary and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or common stock outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section X.B to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. Measurement of the Company’s performance against the goals established by the Committee shall be objectively determinable, and to the extent goals are expressed in standard accounting terms, performance shall be measured according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in those principles after that date.

C. Performance Goal Conditions. Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Measures, together with the satisfaction of any other conditions, such as continued employment, the Committee may determine to be appropriate; however, the Committee may provide, either in connection with the grant of an Award or by later amendment, that achievement of the performance goals will be waived upon the death or Disability of the Participant. To the extent necessary to comply with the Section 162(m) Exemption, with respect to grants of Qualified Performance-Based Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Employee for such performance period.

D. Certification of Goal Achievement. Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned upon the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. In determining the amount earned by a Covered Employee for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period. Except as specifically provided in Section X.C, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Measures or to increase the amount payable under, or the value of, the Award, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

XI. Adjustments upon Certain Events. Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

A. Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to stockholders of Shares (other than regular cash dividends) or any similar event, the Committee without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section XVIII), as to the number or kind of Shares or other securities issued or reserved for issuance as set forth in Section III of the Plan or pursuant to outstanding Awards; provided that the Committee shall determine in its sole discretion the manner in which such substitution or adjustment shall be made.

B. Change of Control. In the event of a Change of Control (or similar corporate transaction, whether or not including any Permitted Holder) after the Effective Date, the Committee may (subject to Section XVIII), but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (ii) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (iii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, or (iv) provide that for a period of at least 10 days prior to the Change of Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force or effect. For the avoidance of doubt, pursuant to (ii) above, the Committee may cancel Options and Stock Appreciation Rights for no consideration if the aggregate Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights is less than or equal to the aggregate Option Price of such Options or exercise price of such Stock Appreciation Rights.

XII. No Right to Employment or Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any of its Affiliates to continue the Employment of a Participant and shall not lessen or affect the Company’s or any of its Affiliates’ right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

XIII. Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and the Participants, including, without limitation, the estate of each such Participant and the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or any other representative of the Participant’s creditors.

XIV. Nontransferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

XV. Amendments or Termination. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section XI of the Plan) increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant, or (b) without the consent of a Participant, would materially adversely impair any of the rights under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or any Participant).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

XVI. Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

XVII. Effectiveness of Plan. The Plan shall be effective as of the Effective Date.

XVIII. Section 409A. Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payment or delivery of Shares in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment or delivery of Shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In the case of a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of Shares in respect of any Award subject to Section 409A of the Code that is linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company and its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. The Company shall use commercially reasonable efforts to implement the provisions of this Section XVIII in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section XVIII.

NN, INC. 207 MOCKINGBIRD LANE JOHNSON CITY, TN 37604 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 William Dries 02 David K. Floyd The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2 Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc. 3 For ratification of the selection of PRICEWATERHOUSECOOPERS LLP as registered independent public accounting firm. 4 Approval of the Amended and Restated 2011 Stock Incentive Plan. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000282616_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com NN, INC. 207 Mockingbird Lane Johnson City, TN 37604 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 11:00 AM EDT ON MAY 12, 2016, AT Palm Beach Marriott Singer Island Beach Resort, 3800 North Ocean Drive, Singer Island, Riviera Beach, Florida 33404. The undersigned stockholder hereby appoints Matthew S. Heiter and Thomas C. Burwell, Jr., each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES IN ITEM 1 AND “FOR” IN ITEMS 2, 3 AND 4 AND WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS. Continued and to be signed on reverse side 0000282616_2 R1.0.1.25